Execution Version

ASSET PURCHASE AGREEMENT

by and among

GLOBAL MICROWAVE SYSTEMS, INC.,

THE ALLIED DEFENSE GROUP, INC.,

GMS COBHAM INC.

and

DTC COMMUNICATIONS, INC.

August 19, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of August 19, 2008, by and among GMS Cobham Inc., a Delaware corporation (the “Buyer”), DTC COMMUNICATIONS, INC., a New Hampshire corporation (the “Parent”), GLOBAL MICROWAVE SYSTEMS, INC., a California corporation (the “Seller”), and THE ALLIED DEFENSE GROUP, INC., a Delaware corporation (the “Shareholder”). The Parent, the Buyer, the Seller and the Shareholder are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. The Seller is engaged in the development, design, manufacturing, marketing and sale of miniature and subminiature analog and digital transmitters, receivers and related equipment (the “Business”).

B. The Seller desires to sell and the Buyer desires to purchase the Business and certain assets of the Seller on the terms and conditions set forth in this Agreement. To induce the Buyer to enter into this Agreement, the Seller and the Shareholder are willing to agree to certain covenants contained in this Agreement. Parent enters into this Agreement for the purposes set forth herein.

NOW THEREFORE, to effect the transactions contemplated hereby and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall, unless the Parties agree to another date or place, take place at the offices of Baxter, Baker, Sidle, Conn & Jones, P.A. in Baltimore, Maryland on a date that shall be no later than three (3) Business Days after the date on which such conditions set forth in Article IV of this Agreement shall have been satisfied or waived (the “Closing Date”).

1.2 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing the Seller shall sell and the Buyer shall purchase the Assets (as defined in Section 1.3), free and clear of all liens, encumbrances and security interests, and the Buyer shall pay to the Seller the consideration specified in Section 1.4.

1.3 Assets to be Transferred. The following is an identification of the assets to be transferred to Buyer at the Closing (the “Assets”):

(a) Tangible Assets. All tangible personal property of the Seller, including all machinery, production equipment, manufacturing and test instructions, manufacturing specifications, test equipment, tooling, manufacturing jigs, bills of materials, fixtures, computers, office furniture and equipment and all other vehicles or equipment (the “Tangible Assets”), together with all of Seller’s books, records and operating data pertaining to the Assets, including books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customer and supplier lists, billing records, sales, advertising and promotional literature, manuals and customer and supplier correspondence (in all cases, in any form or medium);

(b) Intellectual Property. All intangible assets and intellectual property of the Seller including all goodwill, patents, patent applications, copyrights, copyright applications, trademarks, trade names (including the “Global Microwave Systems” name and all other names by which the operations of the Seller may be known), service marks, trademark and service mark applications, trade dress, logos, domain names, molds and other proprietary designs, computer programs and software, manufacturing and engineering drawings, manufacturing instructions and product test specifications, know-how, trade secrets, marketing files, customer lists, email addresses, websites and telephone numbers (collectively, the “Intellectual Property”); a complete list of (i) all of the Intellectual Property registered with the U.S. Patent and Trademark Office or any other government registration authority (state, local or foreign) and (ii) all trade names is set forth in Schedule 1.3(b);

(c) Inventory. The inventory of the Seller, including supplies, raw materials, work in process and finished goods (the “Inventory”);

(d) Contracts. Subject to Section 3.5(a) of this Agreement, all right, title and interest of the Seller in, to and under those contracts and purchase and sales commitments and orders to which the Seller is a party or by which the Seller or the properties of the Seller is or may be bound which relate to the Business or the products being manufactured or repaired, including all contracts and orders providing for the purchase, receipt, sale, sales agency or distribution of goods, products or services by the Seller, prepaid items, deposits with respect to those contracts (but excluding all contracts of employment and contracts relating to employees), third party warranties for the benefit of Seller and all distribution and sales representation agreements to which the Seller is a party (the “Contracts”);

(e) Contract Bids. Subject to Section 3.5(a) of this Agreement, all outstanding customer orders and prepayments, pending contract bids and quotations of the Seller made in the ordinary course of conducting the Business, a complete list of which is included in Schedule 1.3(e);

(f) Government Licenses, Permits and Authorizations. Subject to Section 3.5(a), all licenses, permits, approvals and other governmental or non-governmental authorizations or consents, including all product and facility approvals necessary to own all of the Seller’s properties and assets and to conduct its business as it is now being conducted (collectively the “Licenses” and each individually a “License”), a complete list of which is set forth in Schedule 1.3(f);

(g) Accounts Receivable. All accounts receivable from customers and other trade debtors of the Seller;

(h) Leased Real Property. All leases and subleases for land, buildings and improvements leased by Seller, a complete list of which is set forth in Schedule 1.3(h) the “Leased Real Property");

(i) Leased Personal Property. All personal property leased by the Seller, a complete list of which together with a list of the assets subject to such leases are set forth in Schedule 1.3(i);

(j) Insurance Claims and Rights. To the extent that liabilities relating to insurance claims and rights under any insurance policy, insurance reserves and accruals, insurance deposits, reserves, dividends, refunds or premium adjustments and prepayments (“Insurance Claims and Rights”) are taken into account in determining the Final Working Capital Amount (as defined in Section 1.10), such Insurance Claims and Rights; and

(k) Assignment of Non-Compete. The non-compete provisions set forth in the Stock Purchase Agreement dated as of November 4, 2005 by and among the Shareholder, the Seller and Sam Nasiri (the “Stock Purchase Agreement”).

1.4 Purchase Price for the Assets. As consideration for the purchase of the Assets, the Buyer shall pay to Seller Twenty-Six Million and No/100 Dollars ($26,000,000.00), as adjusted pursuant to Section 1.10 ( the “Purchase Price”) payable as follows:

(a) $2,500,000 at Closing to Manufacturers and Traders Trust Company as escrow agent (the "Escrow Agent”), to be paid to Seller pursuant to the Escrow Agreement attached hereto as Schedule 1.4(a) (the “Escrow Agreement”);

(b) $3,350,000 plus all accrued and unpaid interest thereon through the Closing Date to Sam Nasiri pursuant to the promissory note dated November 1, 2005 made by Shareholder in favor of Sam Nasiri, as payment in full of Shareholder’s obligation pursuant to such promissory note; and

(c) the remainder to be payable to Seller at Closing (the “Closing Payment”).

1.5 Manner of Payments. All payments of the Purchase Price required to be made hereunder shall be made by wire transfer to bank accounts designated by the Seller.

1.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets, in a manner consistent with the requirements set forth in Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder, as set forth in Schedule 1.6. The Buyer and the Seller will each report, on IRS Form 8594 (Asset Acquisition Statement) and any other corresponding state or local form, the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and neither the Buyer nor the Seller shall take any position inconsistent with such allocation in any federal or state tax return, in any proceeding before any taxing authority or otherwise. In the event that the allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Seller and Buyer agree to use their commercially reasonable efforts to defend such allocation in any audit or similar proceeding. If adjustments are made pursuant to Section 1.10, the allocation among the Assets shall be revised to reflect such adjustment consistent with applicable law.

1.7 Assumption of Liabilities. Except as hereinafter provided, the Buyer is not assuming any liabilities of the Seller and the Buyer shall not be obligated to pay for any obligations or liabilities of Seller unless such obligation or liability is listed below (the “Assumed Liabilities”):

(a) The Seller’s liabilities that are taken into account in determining the Final Working Capital Amount (as defined in Section 1.10);

(b) To the extent that such obligations and liabilities are not Excluded Liabilities pursuant to Section 1.9, the Seller’s obligations and liabilities which accrue after the Closing pursuant to any of the Contracts included in the Assets (including but not limited to the real and personal property leases transferred pursuant to Sections 1.3(h) and 1.3(i)) and the Licenses which are transferred pursuant to Section 1.3(f);

(c) Seller’s Liabilities for any employee bonuses, vacation pay, sick pay, or other paid time off accrued prior to the Closing to the extent reflected in the Final Working Capital Amount; and

(d) Product Warranty Claims.

1.8 Excluded Assets. Expressly excluded from the purchase and sale contemplated hereby and from the definition of the term “Assets” are:

(a) The Seller’s cash and cash equivalents, including the Closing Payment.

(b) The corporate seal, minute books, charter documents, corporate stock record books and other records that pertain to the organization, existence or share capitalization of the Seller and duplicate copies of those records included in the Assets that are necessary to enable the Seller to file its tax returns and reports as well as any of the records or materials relating to the Seller generally and not involving or relating to the Assets;

(c) The Employee Benefit Plans of the Seller;

(d) All Tax refunds, Tax credits and Tax reductions of the Seller or to which the Seller has any claims;

(e) Those assets of the Seller that are set forth in Schedule 1.8(e); and

(f) Insurance Claims and Rights other than those included in the Assets pursuant to Section 1.3(j).

1.9 Excluded Liabilities. Expressly excluded from the definition of “Assumed Liabilities” are the following (the “Excluded Liabilities”):

(a) Any of the Seller’s indebtedness for borrowed money;

(b) Any of the Seller’s or the Shareholder’s Liabilities for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including attorneys’, accountants’ and financial advisory fees;

(c) Any Liability of the Seller with respect to any Taxes, (it being understood that the Buyer shall not be deemed to be the Seller’s transferee with respect to any tax liability);

(d) Any of the Seller’s Liabilities pursuant to any Laws, to the extent that such Liabilities arise in connection with conditions or circumstances existing or arising prior to the Closing;

(e) All Liabilities arising prior to, on or after the Closing under any Environmental Law or relating to Hazardous Substances (i) in connection with any real property or facility owned, leased or operated by Seller prior to the Closing Date, including any formerly operated facilities of the Seller solely to the extent incurred as a result of any act or omission prior to the Closing or (ii) arising from the disposal, or arranging for the disposal or treatment, of Hazardous Substances to any third-party or Superfund waste disposal, reclamation or recycling site by Seller to the extent treated, disposed of, or arranged for, prior to the Closing Date;

(f) Any of the Seller’s Employee Benefit Plans and the Liabilities arising under or related thereto;

(g) Liabilities, if any, arising as a result of transactions entered into in violation of this Agreement;

(h) Any Liabilities for product liability arising from the manufacture or sale of products by the Seller prior to the Closing;

(i) Any Liability of the Seller or the Shareholder to make any payment, whether in cash or stock, to any employee of the Seller that is contingent upon such employee remaining an employee of the Seller through any change in control or sale of assets of the Seller or that is otherwise related to or triggered by such a change in control or sale;

(j) Any Liability arising prior to, on or after the Closing resulting from Seller’s or the Shareholder’s violation of the Communications Act, the rules and policies of the FCC, or any other Law, including but not limited to any Liability arising from: (i) Seller’s or the Shareholder’s failure to obtain FCC Equipment Authorizations for any of Seller’s products (in existence prior to the Closing) which require FCC Equipment Authorizations under the Communications Act and the rules and policies of the FCC; (ii) Seller’s or the Shareholder’s failure to obtain any other FCC license, permit, authorization or approval required under the Communications Act and the rules and policies of the FCC; (iii) Seller’s or the Shareholder’s use or operation of any equipment or facilities authorized under any FCC license, permit, authorization or approval in a manner which is not in accordance with Law, including the Communications Act and the rules and policies of the FCC (including but not limited to any violation of the Communications Act or the FCC’s rules or policies related to Seller’s operation of the facilities authorized under Local Television Transmission Service Station KA86394); or (iv) to the extent not covered by (i)-(iii), any violations by Seller or the Shareholder of the Communications Act or the rules and policies of the FCC.

(k) Except as expressly assumed by Buyer under Section 1.7, any Liability relating to the operation of the Business prior to the Closing; or

(l) Any other Liability of the Seller not expressly assumed by the Buyer under Section 1.7.

1.10 Adjustment of Purchase Price.

(a) Not later than sixty (60) days following the Closing Date, the Seller shall, at the expense of the Seller and, to the extent requested, with the assistance of the Buyer, prepare and submit to Buyer a statement setting forth, in reasonable detail, the Working Capital of the Seller (as defined in this Section 1.10(a)) as of the close of business on the day immediately preceding the Closing Date (the “Proposed Final Working Capital Amount”). For purposes of this Section 1.10, the “Working Capital of the Seller” shall have the meaning set forth in Schedule 1.10(a). In the event that the Buyer disputes the correctness of the Proposed Final Working Capital Amount, the Buyer shall notify the Seller in writing of its objections within thirty (30) days after receipt of the statement setting forth the calculation of the Proposed Final Working Capital Amount and shall set forth, in writing and in reasonable detail, each of the reasons for the Buyer’s objections. If the Buyer fails to deliver such notice of objections within such time, the Buyer shall be deemed to have accepted the statement setting forth the calculation of the Proposed Final Working Capital Amount. The Buyer and the Seller shall endeavor in good faith to resolve any disputed matters within twenty (20) days after the Seller’s receipt of the Buyer’s notice of objections. If the Buyer and the Seller are unable to so resolve the disputed matters, the Buyer and the Seller shall select a nationally known independent accounting firm (which firm shall not then be providing any services to the Buyer, the Shareholder or the Seller) (the “Working Capital Independent Accountant”) to resolve the matters in dispute (in a manner consistent with Section 1.10(b)), including the appropriate amount of interest, if any, due on the disputed amount (determined in accordance with Section 1.10(c) or Section 1.10(d), as the case may be), and the determination of the Working Capital Independent Accountant in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Buyer and the Seller. The Working Capital of the Seller as of the close of business on the day immediately preceding the Closing Date, as finally determined pursuant to this Section 1.10(a) (whether by failure of the Buyer to deliver notice of objection, by agreement of the Buyer and the Seller or by determination of the Working Capital Independent Accountant), is referred to herein as the “Final Working Capital Amount.”

(b) The Proposed Final Working Capital Amount and the Final Working Capital Amount shall be calculated in accordance with Schedule 1.10(a) and using the significant accounting policies and accounting practices set forth on Schedule 1.10(b). Without limiting the generality of the foregoing, the reserves of the Seller used in connection with the determination of the Proposed Final Working Capital Amount and the Final Working Capital Amount shall be the same as the reserves set forth on the balance sheet of the Seller dated December 31, 2007, absent a significant change in circumstances between December 31, 2007, and the Closing Date.

(c) If the Final Working Capital Amount is greater than Four Million Three Hundred Eighty Two Thousand Dollars ($4,382,000), the excess shall be paid by the Buyer to the Seller by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller within five (5) Business Days of the date on which the Final Working Capital Amount is finally determined, together with simple interest thereon during the period commencing on the Closing Date and ending on the date of payment (the “Interest Period”) at a rate equal to the 30-day London Interbank Offered Rate (“LIBOR”) in effect from time to time during the Interest Period.

(d) If the Final Working Capital Amount is less than Four Million Three Hundred Eighty Two Thousand Dollars ($4,382,000), the deficiency shall be paid by the Seller to the Buyer by wire transfer of immediately available funds to an account designated in writing by the Buyer within five (5) business days of the date on which the Final Working Capital Amount is finally determined, together with simple interest thereon during the Interest Period at a rate equal to LIBOR in effect from time to time during the Interest Period.

(e) Subject to any applicable privileges (including the attorney-client privilege and the work product privilege), the Seller shall make available to the Buyer and, upon request, to the Working Capital Independent Accountant, the books, records, documents and work papers underlying the preparation of the statement setting forth the Proposed Final Working Capital Amount. Subject to any applicable privileges (including the attorney-client privilege and the work product privilege), the Buyer shall make available to the Seller and, upon request, to the Working Capital Independent Accountant, the books, records, documents and work papers created or prepared by or for the Buyer in connection with its review of the Proposed Final Working Capital Amount.

(f) If, as finally determined by the Working Capital Independent Accountant, all of the matters in dispute shall be resolved in favor of the Buyer, then the Seller shall pay all fees and expenses of the Working Capital Independent Accountant. If, as finally determined by the Working Capital Independent Accountant, all of the matters in dispute shall be resolved in favor of the Seller, then the Buyer shall pay all fees and expenses of the Working Capital Independent Accountant. If, as finally determined by the Working Capital Independent Accountant, the matters in dispute shall be resolved partially in favor of the Buyer and partially in favor of the Seller, then the Buyer and the Seller shall each pay one-half (1/2) of the fees and expenses of the Working Capital Independent Accountant.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Seller and the Shareholder. The Seller and the Shareholder hereby jointly and severally represent and warrant to the Parent and the Buyer that:

(a) Corporate Standing and Authority; Binding Agreement. The Seller is a corporation duly organized, validly existing and in good standing under the laws of California and the Shareholder is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Seller and the Shareholder each have full corporate power to own all of their properties and assets and to conduct their businesses as they are now being conducted, and neither their ownership or leasing of property nor the conduct of their businesses requires any of them to be qualified as a foreign entity in any jurisdiction in which any of them are not qualified, except where the failure to qualify would not have a Material Adverse Effect. Set forth in Schedule 2.1(a) is a listing of the jurisdictions, if any, where the Seller or any of the Subsidiaries is qualified as a foreign entity. The execution of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the Articles of Incorporation or Bylaws of the Seller or the Shareholder, and the Seller and the Shareholder have each obtained all necessary authorization and approval from their Boards of Directors, shareholders, partners, members and/or managers, as the case may be, for the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of the Seller and the Shareholder, enforceable against each of them in accordance with its terms, except that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws or equitable principles generally affecting creditors’ rights. True, complete and correct copies of the Articles of Incorporation and Bylaws of the Seller have been made available to the Parent and the Buyer. The Seller has no subsidiaries or equity interests in any entity.

(b) Absence of Conflicting Agreements or Required Consents. Except as set forth in Schedule 2.1(b), the execution, delivery and performance of this Agreement by the Seller and the Shareholder do not and will not: (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any of the Seller or the Shareholder or by which either of them is bound or affected, (ii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which the Seller or the Shareholder is a party or (iii) require any novation, consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any Person not a party to this Agreement.

(c) Financial Statements. The Seller has furnished the Buyer with the following information with respect to the Seller: (i) the income tax returns for the years ended December 31, 2005, 2006 and 2007; and (ii) unaudited financial statements as at December 31, 2005, 2006 and 2007 and for the fiscal years then ended and the unaudited balance sheet as at June 30, 2008 (the statements referred to in the foregoing clause (ii) being collectively referred to hereinafter as the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied throughout the periods indicated, subject to normal recurring year-end adjustments and the absence of footnotes required by GAAP. The Financial Statements are true, correct and complete in all material respects and fairly present the financial condition and results of the operations of the Seller as of the dates and for the periods indicated, and the Seller and the Shareholders acknowledge that the Buyer has placed considerable reliance on the Financial Statements in the calculation and negotiation of the Purchase Price.

(d) Corporate Controls. The Seller makes and keep accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Seller and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; and (iv) the books and records of its assets are compared with its actual assets at reasonable intervals.

(e) Undisclosed Liabilities. There are no Liabilities of the Seller of any kind, whether accrued, absolute, contingent or otherwise except: (i) as set forth in Schedule 2.1(e); (ii) as indicated in the balance sheet as of December 31, 2007 or April 30, 2008; or (iii) Liabilities or obligations arising since December 31, 2007 or April 30, 2008 which: (A) were incurred in the ordinary and usual course of the business of the Seller consistent with past practices and in the aggregate do not exceed $50,000, and with respect to any individual item or group of related items do not exceed $25,000; (B) are of types and in amounts consistent with the past practices of the Seller; and (C) do not benefit the Shareholder.

(f) Taxes.

(i) The Seller has filed all Tax returns and reports which are required by law to be filed prior to the Closing and has paid all Taxes due and owing by the Seller (whether or not shown or required to be shown on any Tax return) and has paid all Taxes which have or may become due pursuant to those returns and reports, and all assessments made and all other accrued Taxes, whether or not the returns, reports or payments are yet due. Schedule 2.1(f) sets forth those income, sales and use, employment and other Tax returns that have been examined by any taxing authority since December 31, 2003. All filed Tax returns and reports of the Seller are true, correct and complete in all respects and there is no outstanding claimed deficiency with respect to any Tax period, no formal or informal notice of a proposed deficiency, no notification of any pending audit of any Tax returns or reports and no waiver or extension granted by the Seller with respect to any statute of limitations affecting the assessment of any Tax. The liabilities and reserves for Taxes in the Financial Statements are sufficient in the aggregate for the payment of all unpaid federal, state and local Taxes (including any interest or penalties thereon), whether or not disputed, for which the Seller may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

(ii) Except as disclosed in Schedule 2.1(f): (a) proper and accurate amounts have been withheld by the Seller from its employees and others for all prior periods in compliance in all material respects with the Tax withholding provisions of applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (b) returns which are true, correct and complete in all material respects have been filed by the Seller for all periods for which returns were due with respect to income tax withholding, value added or goods and services taxes and unemployment taxes; and (c) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Seller in the most recent Financial Statements.

(iii) No audit of any return of the Seller is currently in progress, and the Seller has not been notified that such an audit is contemplated by any taxing authority. The Seller does not contemplate the filing of any amendment to any return. The Seller does not have any actual or potential material liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities which included the Seller during a prior period). There are no Tax claims pending or, to Seller’s Knowledge, threatened against the Seller and there are no material Tax claims threatened to be asserted against the Seller. There are no material issues which have been raised in prior periods or audits which by application of similar principles are expected to result in a material Tax claim for any other period.

(iv) Neither the Buyer nor the Parent will be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Assets to the Buyer.

(v) There are no liens for Taxes upon the Assets.

(g) Inventories. The inventory of the Seller: (i) complies with all applicable federal laws and regulations and with all applicable laws and regulations of each of the states of the United States in which the Seller does business or into which any product would be shipped directly by the Seller; (ii) does not contain any Hazardous Substances; and (iii) consists of items of a quantity and quality historically useable and/or saleable in the ordinary course of business, except for obsolete and slow-moving items and items below standard quality, substantially all of which have been or will have been written off or written down on the Financial Statements in accordance with U.S. GAAP consistently applied prior to or at the Closing. The inventory reflected in the Financial Statements has been acquired in the ordinary course of business of the Seller in accordance with its normal inventory practices and is stated in accordance with U.S. GAAP consistently applied.

(h) Non-Infringement of Patents, Trademarks and Other Intellectual Property. Except as set forth in Schedule 2.1(h), the Seller is the sole owner of the Intellectual Property free and clear of all liens, encumbrances and rights of others. The Intellectual Property does not infringe or violate the rights of any Person. There is no pending or, to Seller’s Knowledge, threatened claim of infringement or violation of the rights of others with respect to the Intellectual Property, and, to Seller’s Knowledge, there is no use or exploitation by another Person which would conflict with the Seller’s claim to ownership of any right to use any of the Intellectual Property or which is similar to the Intellectual Property so as to create a reasonable possibility of confusion as to the source of the ownership of any of the Intellectual Property by any member of the public. Except as set forth on Schedule 2.1(h), neither the Seller nor the Shareholder has licensed or permitted any other Person to use or exploit any of the Intellectual Property currently or at any time in the future, and neither the Seller nor the Shareholder has suffered any such exploitation to exist. The Seller has never been involved in any controversy with another Person involving the use or exploitation of any of the Intellectual Property, and there are not any past or present disputes with respect to the Intellectual Property. Schedule 2.1 (h) sets forth a listing of all registrations in any governmental office or registry with respect to any of the Intellectual Property. All patents and patent applications of the Seller have been validly and properly assigned to the Seller by the inventor.

The right of the Seller to use or exploit the Intellectual Property is not dependent upon any license, permit, grant or agreement, except as set forth in Schedule 2.1(h), and the Seller owns or licenses all of the Intellectual Property necessary to the conduct of its business as conducted on the date hereof. Except as set forth on Schedule 2.1(h), neither the Seller nor the Shareholder is obligated to make any royalty or other payments with respect to any of the Intellectual Property. The Seller is not in default under any license or sublicense agreement involving any of the Intellectual Property with a third party. To Seller’s Knowledge, there is no material defect in any of the Intellectual Property (e.g., including the abandonment of a trademark or a defect which could give rise to cancellation of a trademark registration or invalidation of a patent). The actual design of the products of the Seller and the manufacturing processes used therefor are proprietary to the Seller.

To Seller’s Knowledge, there is no patent, patent application, copyright, copyright application, trademark, trademark application or other intellectual property right which would reasonably be expected to be the basis for an infringement claim with respect to the Business.

(i) Operations and Use of Properties. Except as set forth on Schedule 2.1(i), the operations, business and properties, including leased properties, of the Seller comply in all material respects with all applicable laws or orders or other governmental or administrative laws, ordinances, regulations or orders, including zoning, land use and building codes and those relating to motor vehicle registration, permitting, inspection and operation. The assets of the Seller are sufficient for the conduct of its business as it is currently conducted and as it is proposed to be conducted in accordance with Seller’s current commitments.

(j) Licenses, Permits and Authorizations. The Seller in its name has all Licenses, all of which are listed in Schedule 2.1(j). Each License is valid and in full force and effect. Except as set forth in Schedule 2.1(j), the continuation, validity and effectiveness of each License will in no way be affected by the consummation of the transactions contemplated by this Agreement.

(k)  Insurance. The Seller is covered by valid and currently effective insurance policies issued in favor of the Seller for such risks and in such amounts which are, in the best judgment of the Seller after advice from one or more qualified insurance broker(s), customary in the locales of operation of the Seller for companies operating similar businesses and operations. Since it commenced operations, the Seller has been continuously insured for product liability risks with respect to products sold by it and the insurance coverage will continue beyond the Closing Date for the applicable period of liability with respect to products sold by the Seller prior to the Closing. The policies of insurance of the Seller in effect since December 31, 2005, are listed and described in Schedule 2.1(k). All such policies, including any insurance policies previously maintained by the Seller, provide “per occurrence” coverage. The Seller has never been denied insurance coverage nor has such coverage been conditioned upon special terms or rates of premium. Schedule 2.1(k) lists and briefly describes all claims made by the Seller under insurance policies since December 31, 2005.

(l) Environmental Matters.

(i) The Seller (including its operations, businesses and properties, whether owned or leased, now or in the past) has been and is in compliance with all applicable Laws implemented and/or enforced by any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, generation, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, petroleum, chemicals or industrial, toxic or hazardous wastes or substances (such Laws being hereinafter referred to as “Environmental Laws” and such wastes of substances being hereinafter referred to as “Hazardous Substances”), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(ii) The Seller has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws required for the operation of the business of the Seller (collectively the “Environmental Permits” and individually an “Environmental Permit”), all of which are described in Schedule 2.1(l). Each Environmental Permit is valid, subsisting and in good standing and the Seller is not and has not been in violation, default or breach of any Environmental Permit and no proceeding is pending or, to Seller’s Knowledge, threatened to revoke or limit any Environmental Permit.

(iii) The Seller has not used or permitted to be used, except in compliance with Environmental Laws, any of its properties (including the Seller’s Facilities or facilities, or any property or facility that it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle Hazardous Substances).

(iv) The Seller has never received any notice of or been prosecuted for an offense alleging non-compliance with any Environmental Laws, and the Seller has not settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction, investigation, clean up of contamination or capital expenditures (“Work”) with respect to the Business or any property of the Seller (including the Seller’s Facilities), and the Seller has not received notice of any of the same and is not required by Environmental Laws to undertake any Work.

(v) The Seller has not caused or permitted and, to Seller’s Knowledge, there has not been, any release, in any manner whatsoever, of any Hazardous Substances on or from any of its properties (including the Seller’s Facilities) or assets or any property or facility that any of them previously owned or leased, or any such release on or from a facility owned or operated by third parties but with respect to which the Seller is or would reasonably be expected to have any liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Seller or resulting from the Business have been used, generated, disposed of, treated and stored in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 2.1(l) identifies all of the locations where Hazardous Substances used in whole or in part by the Seller have been or are being stored or disposed of.

(vi) The Seller has not received any notice that it is potentially responsible for a federal, state, municipal or local clean-up site or corrective action under any Environmental Laws. The Seller has not received any request for information in connection with any federal, state, municipal or local inquiries as to any sites at which contamination is or is suspected to exist.

(vii) The Seller has delivered to Buyer true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to the Seller which have been conducted on behalf of the Seller or the Shareholder.

(m) Receivables. All accounts receivable, notes receivable and other receivables reflected in the Financial Statements (the “Accounts Receivable”) have been properly recorded on the books of the Seller and arose from bona fide transactions in the ordinary course of business and reflect credit terms consistent with past practices of the Seller. None of the Accounts Receivable outstanding on the date of this Agreement are, or on the date of the Closing will be, in dispute or subject to any reduction, offset or counterclaim, subject to the reserve for doubtful accounts set forth on the Financial Statements.

(n) Employees and Labor Laws.

(i) Labor Disputes. The Seller has not experienced any strikes, lockouts, grievances or other material labor disputes or demands for recognition of a union as collective bargaining agent for all or any part of the Seller’s employees, and the Seller is not a party to any collective bargaining or other labor agreement.

(ii) Employment Agreements. Except as disclosed in Schedules 2.1(n) and 2.1(q)(i) the Seller has no written agreements of employment or oral agreements or understandings with any employee as to any specific period of employment or any severance agreements with any employee. There are no oral agreements or understandings with employees, except as to current salary, including performance incentive programs, or wage rates, and there are no other oral agreements or understandings involving the employment practices or operations of the Seller. Schedule 2.1(n) sets forth a list of all arrangements for deferred compensation, supplemental retirement benefits and change in control/ownership payments to officers, directors, employees, shareholders or consultants of the Seller.

(iii) Proceedings. No employee of the Seller is presently the subject of a disciplinary proceeding or is otherwise being considered for termination.

(iv) Collective Bargaining Agreements. No employee of the Seller is covered by a collective bargaining agreement and the Seller has not made any contracts with any labor union or employee association or any commitments to conduct, or conducted, negotiations with any labor union or employee association with respect to any future collective bargaining agreements and there are, to Seller’s Knowledge, no current attempts to organize or establish any labor union or employee association with respect to any employees of the Seller or any certification of any such union or association with regard to a bargaining unit.

(v) Salary. The transactions contemplated by this Agreement will not cause an increase in the salary or rate of pay of any employee of the Seller, and, except as set forth in Schedule 2.1(n): (A) no employee of the Seller has been given an increase in salary or rate of pay in excess of five percent (5%) of such employee’s salary or rate of pay since December 31, 2007; and (B) there are no outstanding commitments for increases in any employee’s salary or rate of pay.

(vi) Layoffs and Relocations. The Seller has not laid off or relocated any of its employees within the thirty days prior to the date of this Agreement.

(o) Product Labeling, Product Liability and Product Warranty. The Seller is in compliance with all Laws relating to product labeling, product safety and public health and safety, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Seller has not received any notice of any claim that any product now or heretofore offered for sale or sold by the Seller or distributed by the Seller is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed. Schedule 2.1(o) describes the warranties given by the Seller with respect to its products and sets forth a description of all Product Liability Claims ever asserted against the Seller with respect to its products. Except as set forth in Schedule 2.1(o), there are no outstanding returns of any products from customers of the Seller which have not been recorded in the books of the Seller or issues relating to products delivered by the Seller that would reasonably be expected to give rise to any product returns.

(p) Seller’s Contracts. Schedule2.1(p) identifies all of the Contracts in excess of $25,000, true and complete copies of which, with respect to written contracts, have been delivered to Buyer and Seller has provided Buyer with a true and complete summary of each oral Contract in excess of $25,000 (each a “Material Contract” and collectively the “Material Contracts"). Except as set forth on the attached Schedule 2.1(p), all of the Material Contracts were entered into in the ordinary course of business. Each of the Material Contracts is a valid and binding obligation of the parties thereto in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors rights and to general principles of equity. Except as set forth on the attached Schedule 2.1(p), Seller has performed and complied in all material respects with the provisions of each Material Contract and is not in default under any Material Contract; and, to Seller’s Knowledge, no other party to any Material Contract is in default thereunder. Subject to Section 3.5(a), the execution of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of any of the Material Contracts and will not result in or create a right of termination, cancellation or adverse modification of any of the Material Contracts. The Seller is not a party to any Material Contract which provides for retrospective price concessions or adjustments or entities the other party thereto to participate in any retrospective discount or rebate programs, and the Seller has no liability whatsoever to provide refunds of selling prices to any customer with respect to any products sold or delivered prior to the Closing. The Seller has not incurred any material obligation to indemnify another party to a Material Contract under the terms of any Material Contract. The Seller has no Material Contract with any customer involving sales to that customer that would be expected to result in a loss to the Seller as determined under U.S. GAAP. Except as set forth in Schedule 2.1(p), there are no Material Contracts or outstanding quotations for the sale of products which are priced below the Seller’s published prices for the products that are the subject of such Material Contract or related quotation or not in accordance with the Seller’s or a Subsidiary’s normal and ordinary practice. Schedule 2.1(p) contains a complete list of (i) all deliveries of products that the Seller has made since December 31, 2007, which was delivered seven (7) days or more prior to the due date; and (ii) all prepayments made to the Seller by any of its customers.

(q) Employee Benefit Plans.

(i) Schedule 2.1(q)(i) lists all employee pension benefit plans (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)(each a “Pension Plan”), all employee welfare benefit plans (as defined in section 3(1) of ERISA) (each a “Welfare Plan”), all specified fringe benefit plans (as defined in section 6039D(d) of the Code and all executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical insurance, disability insurance, life insurance, vacation pay, sick pay, stock option, stock appreciation, stock purchase, phantom stock or other equity-based performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten to which the Seller is or has since December 31, 2003, been a party, or with respect to which the Seller has or may in the future have an obligation, or that are or have been since December 31, 2003, maintained, contributed to or sponsored by the Seller for the benefit of any current or former employee, officer or director (such plans, programs, and arrangements being hereinafter referred to individually as an “Employee Benefit Plan” and collectively as the “Employee Benefit Plans”). The Financial Statements accurately reflect all commitments of the Seller with respect to the Employee Benefit Plans to the extent required by U.S. GAAP.

(ii) The Shareholder has furnished or will furnish Buyer with a complete and accurate copy of each Employee Benefit Plan document (including, in each case, all amendments) and a complete and accurate copy of all material documents relating to each such plan, including, if applicable: (A) each trust agreement, insurance or annuity contract, investment management agreement, custodial agreement and other agreement relating to the funding of such plan, and all amendments thereto; (B) the most recent summary plan description and any subsequent summary of material modifications; and (C) with respect to the ADG Companies 401(k) Plan, the most recently filed annual return reports (Form 5500 series), including all applicable schedules, and the most recent financial statements.

(iii) With respect to the ADG Companies 401(k) Plan: (A) the Plan is qualified under section 401(a) of the Code and any trust through which such Plan is funded is exempt from federal income tax under section 501(a) of the Code; (B) the Internal Revenue Service has issued a favorable determination as to the qualified status of such Pension Plan and trust under the Code; and (C) nothing has occurred that would reasonably be expected to materially and adversely affect the qualified status of such Plan or any trust through which such Plan is funded.

(iv) No asset of the Seller or any Subsidiary is the subject of a Lien arising under section 302(f) of ERISA or section 412(n) of the Code.

(v) All contributions, insurance premiums or payments required to be made or paid with respect to the Employee Benefit Plans have been made by their respective due dates.

(vi) Except as disclosed in Schedule 2.1(q)(vi), no Employee Benefit Plan, and no other commitment or agreement, provides for the payment of separation, severance or similar benefits to any person solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, and the consummation of the transaction contemplated by this Agreement will not accelerate the time of payment or vesting of, or increase the amount of, any compensation due to any employee.

(vii) Except as disclosed in Schedule 2.1(q)(vii), the Seller has no liability with respect to any employee or former employee for post-employment benefits other than as required by section 4980B of the Code and Part 6 of Title I of ERISA.

(viii) There has been no representation made to or communication with any employee by the Seller that is not in accordance with the existing terms and limitations of the Employee Benefit Plans. The Seller has not made any commitment to modify any, or create any other, Employee Benefit Plan.

(r) Title IV Plans. Neither the Seller nor any entity that is or has ever been a member of either (i) a controlled group (within the meaning of section 414(b) or (c) of the Code) or (ii) an affiliated service group (within the meaning of section 414(m) or (o) of the Code) that, in either case, includes or included the Seller or any Subsidiary or an entity of which the Seller is a successor (each an “ERISA Affiliate”) has ever maintained a plan subject to Title IV of ERISA. Neither the Seller nor any ERISA Affiliate has ever had any obligation to contribute to any “multiemployer plan” (within the meaning of section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of section 4063 or 4064 of ERISA) with respect to any of its employees.

(s) Litigation. Except as set forth in Schedule 2.1(s), there are no: (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to Seller’s Knowledge, threatened against the Seller or to which the Seller is a party or relating to any of the properties (owned or leased), businesses or business practices of the Seller or the transactions contemplated by this Agreement; or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving the Seller or affecting their assets or businesses.

(t) Customers. Except as set forth in Schedule 2.1(t), no single customer or customers group of affiliated customers has accounted for more than ten percent (10%) of the gross sales of the Seller since December 31, 2005. Except as set forth on Schedule 2.1(t), since December 31, 2005, no customer of the Seller has terminated or communicated to the Seller the intention or threat to terminate its relationship with the Seller, or the intention to substantially reduce the quantity of products or services it purchases from the Seller.

(u) No Side Agreements. Except for this Agreement and the items listed in the schedules and exhibits hereto, (i) the Seller is not a party to any agreement calling for any action outside the ordinary course of business; (ii) no agreement or understanding exists calling for any payment or consideration from a customer or supplier to an officer, director, manager or shareholder respecting any transaction between the Seller and such supplier or customer; and (iii) except as set forth in Schedule 2.1(u), no affiliate of the Seller, directly or through any business concern affiliated with such affiliate, transacts any business with the Seller.

(v) Suppliers and Tooling. Except as set forth on Schedule 2.1(v), there are no sole or majority source suppliers or subcontractors for any purchased parts or sub-assemblies in respect of current sales or projected sales by the Seller. Schedule 2.1(v) sets forth details regarding which, if any, subcontractors hold materials provided to such subcontractor by the Seller without charge and a list of tooling, jigs, manufacturing instructions, test specifications and bills of material used in the manufacture of the parts or sub-assemblies that the Seller procures from suppliers, as well as where it is possible that the Seller would reasonably be expected to encounter any difficulty in removing or relocating such tooling, jigs, manufacturing instructions, test specifications and bills of material or where there is any question regarding the title to such tooling, jigs, manufacturing instructions, test specifications and bills of material.

(w) Title to Assets. Except for Permitted Liens, there are no liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances affecting any of the assets of the Seller and the Seller has good and marketable title to its assets.

(x) Machinery and Equipment. The machinery and equipment of the Seller is in good operating condition and repair, ordinary wear and tear and aging excepted, to allow for the day-to-day operation of the Business consistent with past practices. The machinery and equipment owned or leased by the Seller as of the Closing will be sufficient for the conduct of the Business consistent with past practices.

(y) Product Design and Drawings; Absence of Defects. The Seller has sufficient documentation and other know-how to support the manufacture of the products it manufactured since December 31, 2005. All products for which orders are currently held by the Seller or which have been manufactured or subcontracted or sold since December 31, 2005, are supported by current, complete and up to date drawings, qualification documentation, parts lists and, where appropriate, manufacturing instructions. There are not any design defects of any products manufactured since December 31, 2005, that would reasonably be expected to have a Material Adverse Effect or which may materially and adversely affect the performance or safety of any of the products of the Seller.

(z) Government Contracts.

(i) The Seller has not breached or violated any law, certification, representation, clause or provision included in any Government Contract and neither the United States Government nor any prime contractor of the United States Government has notified the Seller in writing that the Seller has breached or violated any law, certification, representation, clause or provision included in any Government Contract. Neither the Seller nor any of its employees, has made any improper payment or inducement to any official of the United States Government.

(ii) To the extent required by any of Seller’s Government Contracts, the pricing, cost accounting, estimating and procurement systems relating to each Government Contract have been properly disclosed to the United States Government and are in full compliance with all applicable laws, regulations, and procedures, including the Federal Acquisition Regulations and the Defense Acquisition Regulations.

(iii) Neither the Seller, nor any of its employees, is (or has been) suspended or debarred from doing business with the United States Government or has been declared non-responsible or ineligible with respect to any Government Contract.

(iv) No money due to the Seller under any Government Contract has been withheld or set off or has been subject to attempts to withhold or set off.

(v) Except as set forth on Schedule 2.1(z), the Seller is not a party to any Government Contract that requires the Seller or any of its employees to have been granted any security or similar clearance by any Governmental Entity.

(aa) Leased Property. Schedule 2.1(aa) sets forth a true and complete list of each lease of real or personal property (each a “Lease”) under which the Seller is a lessee or lessor or in connection with which the Seller has made any payments since December 31, 2006. With respect to any Real Property Lease the Seller enjoys peaceful and undisturbed possession under each Lease and there is not, with respect to any Lease, any existing event of default, or event which with notice or lapse of time or both would constitute an event of default, on the part of the Seller or, to Seller’s Knowledge, on the part of any other party thereto. The real property which is the subject of each Lease have been maintained in good operating condition and repair, ordinary wear and tear and aging excepted. Gas, electric, water, sanitary sewer, storm sewer, telephone and other utility facilities are available at the properties which are the subject of each Lease and are adequate to service the needs of the business of the Seller as its business is presently conducted and all governmental, regulatory and administrative bodies have issued such final and unappealable approvals and permits as shall permit the Seller to connect to, tap into and use such utility facilities, subject only to the payment of reasonable tap-in fees and use charges.

(bb) FCC Equipment Authorizations. The FCC Equipment Authorizations set forth on Schedule 1.3(f) and FCC Equipment Authorizations for the products set forth on Schedule 2.1(bb) are the only FCC Equipment Authorizations required to operate the Business in the manner that it was operated prior to the Closing.

2.2 Representations and Warranties of the Parent and the Buyer. The Parent and the Buyer hereby represent and warrant to the Seller and the Shareholder that:

(a) Corporate Standing and Authority. The Parent and the Buyer are corporations duly organized, validly existing and in good standing under the laws of the States of New Hampshire and Delaware respectively and have full corporate power and authority to conduct their businesses as they are now being conducted and to enter into and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the Parent’s or the Buyer’s Certificate of Incorporation or By-Laws or any law, regulation or ordinance or any provision of any contract, instrument, order, award, judgment or decree to which the Parent or the Buyer is a party or by which the Parent or the Buyer is bound. This Agreement is a legal, valid and binding agreement of the Parent and the Buyer, enforceable against each of them in accordance with its terms, except that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles generally affecting creditors’ rights. The Parent and the Buyer have obtained all necessary authorization and approval of their respective Boards of Directors for the execution of this Agreement and the consummation of the transactions contemplated hereby. No consent, authorization, order or approval of any Person, governmental authority or court is required in connection with the execution and delivery by the Parent or the Buyer of this Agreement or the consummation by Parent or Buyer of the transactions contemplated hereby.

(b) Consents, Approvals and Authorization. Except as set forth on Schedule 2.2(b) no consent, approval or authorization of, or designation, declaration or filing with, or notice to any governmental authority, or any lenders, lessors, creditors or others, is required on the part of Buyer or Parent in connection with the valid execution and delivery of this Agreement or the transactions contemplated in this Agreement.

(c) Truth of Representations. No representation or warranty of the Parent or the Buyer in this Agreement and no written statement or certificate executed by the Parent or the Buyer and furnished or to be furnished to the Seller or the Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain as of the Closing, any untrue statement of a material fact or omits, or will omit as of the Closing, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it is made, not misleading.

ARTICLE III

CERTAIN COVENANTS

3.1 Negative Covenants of the Seller and the Shareholder Prior to the Closing. Between the date hereof and the Closing, the Seller shall not, and the Shareholder shall not permit or cause the Seller to do any of the following without the Buyer’s prior written consent:

(a) Make any change in the compensation, bonuses or benefits payable to any of Seller’s employees or make any change in its directors, officers or managers; provided, however, that retention bonuses may be paid to the Seller’s employees by the Shareholder to the extent that such retention bonuses shall only be obligations of the Shareholder and not of the Seller or the Buyer;

(b) Enter into any contract or commitment other than in the ordinary course of business unless the terms of such contract or commitment (including but not limited to pricing terms and financial margins) are consistent with the terms obtained by the Seller over the previous 12 month period;

(c) Enter into any collective bargaining agreement or create, enter into or amend any Employee Benefit Plan (unless required to do so by any applicable law governing labor management relations or Employee Benefit Plans);

(d) Create, assume or incur any encumbrance on any assets other than in the ordinary course of business;

(e) Sell, assign, lease, exchange or otherwise transfer or dispose of any assets other than in the ordinary course of business;

(f) Merge or consolidate with or into any other entity or enter in any agreements relating thereto;

(g) Cancel any debts owed or waive any material claim or right of substantial value, except for compromises of trade debt in the ordinary course of business;

(h) Make any changes in accounting methods, principles or practices;

(i) Pay, discharge or satisfy any claim, liability or obligation, other than liabilities or obligations reflected or reserved against the accounts or incurred in the ordinary course of business or consistent with past practices;

(j) Enter into or renew any lease for real property;

(k) Make any changes to the employment agreements between the Seller and each of Sam Nasiri and Tom Meyers attached as Schedule 4.2(f);

(l) Lay off or relocate any of Seller’s employees or take any action deemed a plant closing pursuant to the WARN Act or any similar state or local law or rule.

(m) Engage in any discussion with any party other than Buyer and its representatives concerning the possible sale of the assets or stock of the Seller or provide any information to any prospective purchaser or any agent thereof concerning the assets or operations (unless and until this Agreement is terminated in accordance with the provisions of Section 4.5.).

3.2 Affirmative Covenants of the Seller and the Shareholder Prior to Closing. Between the date of this Agreement and the Closing, except as otherwise consented to or approved by the Buyer in writing, the Seller and the Shareholder shall:

(a) Availability of Records. Make available to the Buyer and its counsel, accountants and other representatives for examination all corporate and financial books and records of the Seller, the Seller’s Facilities, the customers of the Seller and all other matters reasonably considered by the Buyer to be relevant to the business and affairs of the Seller (such examinations to take place during normal business hours in a manner so as not to interfere with the Seller’s normal business operations);

(b) Operation in Ordinary Course. Operate the business of the Seller substantially as currently operated and only in the ordinary course and, consistent with that operation, use their best efforts to preserve intact the present business organization of and the goodwill of the employees, customers, suppliers and others having business relations with the Seller;

(c) Maintenance of Records. Maintain the books of account, records and files substantially in the same manner as they are maintained as of the date of this Agreement;

(d) Maintenance of Assets. Maintain the Assets in good working condition and repair, normal wear and tear and aging excepted, replace all items of machinery and equipment at time intervals consistent with past practices and replace, consistent with past practices, any of the assets that may be damaged or destroyed;

(e) Insurance. Maintain and enforce existing policies of insurance or substitute policies providing reasonably comparable insurance coverage in amounts not less than those in effect on the date of this Agreement;

(f) Payment of Obligations. Pay obligations under all contracts, agreements, leases, commitments, understandings, franchises, licenses or similar arrangements as and when they become due;

(g) Compliance with Laws. Duly comply in all material respects and with all Laws applicable to the Seller and to the conduct of the Business;

(h) FCC Equipment Authorizations. Use their best efforts to take all actions which are necessary to obtain grant of FCC Equipment Authorizations for all products of Seller for which such FCC Equipment Authorizations are required under the Communications Act and the rules and policies of the FCC, all of which are required to be set forth on Schedule 2.1(bb).

(i) Miscellaneous. Take all required corporate action to effectuate the transactions contemplated by this Agreement.

3.3 Exclusivity. Unless and until this Agreement is terminated pursuant to Section 4.5, the Shareholder and the Seller shall deal exclusively with the Buyer with respect to the subject matter of this Agreement and refrain from any discussions with any other Persons expressing an interest in acquiring the Assets or the Seller.

3.4 Consents. The Parties will use their best efforts to obtain consents (including any required consents to the assignment or novation of Material Contracts listed in Schedule 2.1(b) and any consents required by a landlord under any of the Leases) of all Persons and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement. With respect to the consent required from the FCC for the assignment of Local Television Transmission Service Station KA86394, such consent shall be obtained by grant of the required assignment application by Final Order of the FCC prior to consummation.  “Final Order” as used in the prior sentence shall mean that forty (40) days shall have elapsed from the date of FCC Public Notice of grant of the assignment application without any filing of any adverse request, petition or appeal by any third party or by the FCC on its own motion with respect to the assignment application, or any resubmission of any such application, or, if challenged, such FCC consent shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review

3.5 Unassigned Contracts.

(a) No Prohibited Assignments. To the extent any lease, contract or other agreement or any license, permit or other approval is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or a party thereto (other than the Seller) or any third party (including a government or governmental unit), or if such assignment, transfer, sublease or sublicense or attempt to assign, transfer, sublease or sublicense would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense thereof.

(b) Reasonable Efforts. The Buyer, the Seller and the Shareholder agree to use commercially reasonable efforts to obtain the consents and waivers referred to in Section 3.5(a), and to obtain any other consents and waivers necessary to assign, convey, settle, deliver and transfer the Assets.

(c) Further Actions. If any consent or waiver referred to in Section 3.5(a) is not obtained, the Seller and the Shareholder shall use commercially reasonable efforts: (i) to provide to the Buyer the benefits of the relevant permit, license, approval, lease, contract or other agreement; (ii) to cooperate in any arrangement, reasonable and lawful as to the Buyer, the Shareholder and the Seller, designated to afford to the Buyer the benefits of the Business and the Assets; (iii) to continue with the Buyer to attempt to obtain such consent or waiver.

3.6 WARN. The Seller and the Shareholder shall be responsible for all obligations, if any, under WARN, applicable regulations thereunder, and any state legislation similar to WARN with respect to any employment terminations prior to or on the Closing Date and shall indemnify the Buyer, in accordance with the provisions of Article VII in the event that the Buyer is held liable for any failure by the Seller or the Shareholder to comply with Seller’s obligations under WARN, any such similar state legislation or this Section 3.6. The Buyer and the Parent shall be responsible for all obligations, if any, under WARN, applicable regulations thereunder, and any state legislation similar to WARN with respect to any employment terminations after the Closing Date and shall indemnify the Seller, in accordance with the provisions of Article VII in the event that the Seller is held liable for any failure by the Buyer or the Parent to comply with Buyer’s obligations under WARN, any such similar state legislation or this Section 3.6.

3.7 Tooling at Subcontractors. At the request of the Buyer, the Seller and the Shareholder shall use their best efforts to have any Person in possession of toolings, castings or jigs that are a part of the Assets deliver such toolings, castings or jigs to Buyer or a designee of Buyer following the Closing.

3.8 Bulk Transfer Laws. Buyer acknowledges that Seller has not taken, and does not intend to take, any action required to comply with any applicable bulk sale of bulk transfer Laws or similar Laws. Seller and the Shareholder agree to indemnify and hold Buyer and Parent harmless from and against any and all Liabilities incurred that arise out of or result from the failure of Seller or the Shareholder or Buyer to comply with or perform any actions in connection with the provisions of any such Law in jurisdictions applicable to the transactions contemplated by this Agreement.

3.9 Collection of Accounts Receivable. Seller shall promptly forward to Buyer any monies, checks or instruments received by Seller after the Closing with respect to the Accounts Receivable.

3.10 CFIUS Notification. Seller and Buyer shall cooperate in the preparation and submission of a joint voluntary notice of the transaction to CFIUS and any requested supplemental information (collectively, the “Joint Notice") pursuant to Section 721 of Title VII of the Defense Production Act of 1950, ch. 932, 64 Stat 798, amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Public Law 100-418), the National Defense Authorization Act for Fiscal Year 1993 (Public Law 100-418), the Foreign Investment and National Security Act of 2007, (Public Law. 110-49)(“Exon-Florio") and 31 C.F.R. Part 800 (the “Regulations”). Buyer shall bear the expenses of and take the lead in preparing the Joint Notice. Seller shall provide for inclusion in the Joint Notice all statements and information required from Seller or the Business under the Regulations. Buyer shall not prefile or file any such joint Notice without Seller’s consent. Buyer shall take the lead in responding to any post-filing requests from CFIUS or any Governmental Authority that may relate to representations or proposed agreements by Buyer. Seller shall take the lead in responding to any post-filing requests from CFIUS or any Governmental Authority that may relate to representations or proposed agreements by Seller. Seller and Buyer shall keep one another informed in a timely manner of communication with any CFIUS or Governmental Authority with respect to the Joint Notice and each shall provide the other the opportunity to participate in such communication.

3.11 DSS Notification. The Parent shall prepare and submit to DSS and, to the extent applicable, any other agency of the United States Government, notification of the transactions contemplated by this Agreement pursuant to the NISPOM and any other applicable national or industrial security regulations, and Seller and the Shareholder shall fully cooperate with Buyer and Parent in requesting from DSS approval to operate the Business pursuant to the Parent’s SSA.

3.12 Employees. Prior to the Closing Buyer shall have offered continued employment effective as of the Closing Date to all individuals who are employees of the Seller and actively at work at Closing with titles, job descriptions and rates of basic salary or wages which are substantially similar to those applicable to such employees immediately prior to the Closing Date. Without limiting the generality of Section 9.5, nothing in this Section 3.12, express or implied, is intended to constitute an amendment to any Employee Benefit Plan or confer on any Person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

3.13 Supplemental Information. From time to time prior to the Closing, Seller shall promptly disclose in writing to Buyer any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Buyer or which would render inaccurate any of the representations, warranties or statements set forth in Section 2.1 hereof. If any such matter would require any change in the Schedules if the Schedules were dated as of the date of the occurrence or discovery of any such fact or condition, Seller shall, prior to the Closing Date, deliver to Buyer a supplement to the Schedules specifying such change. Notwithstanding the foregoing, in the event that such supplemental information disclosed involves an event or occurrence which has had or could have a Material Adverse Effect on the Business, Buyer and Parent shall have the right to terminate this Agreement. If the Agreement is not terminated, upon the Closing all such matters which have been disclosed in writing to Buyer and updated on the Schedules shall be deemed accepted by Parent and Buyer.

3.14 Licenses and Permits. Seller shall use its best efforts to transfer all Licenses to Buyer prior to the Closing. After the Closing Buyer and Parent shall be responsible for obtaining all Licenses which cannot be transferred by Seller and Seller shall assist Buyer and Parent as reasonably requested by Buyer and Parent.

ARTICLE IV

CLOSING CONDITIONS

4.1 The Seller’s and the Shareholder’s Conditions to Closing. The obligations of the Seller and the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Buyer set forth in Section 2.2 shall be true and correct in all material respects (except that representations and warranties which are qualified by materiality shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though those representations and warranties had been made at and as of that time and the Seller and the Shareholder shall have received at the Closing a certificate signed by a duly authorized officer of each of the Parent and the Buyer to that effect.

(b) No Litigation. There shall not have been instituted or, to the knowledge of the Buyer, threatened against the Parent or the Buyer on or before the Closing any action or proceeding to restrict or prohibit consummation of the transactions contemplated by this Agreement and the Seller and the Shareholder shall have received at the Closing a certificate signed by a duly authorized officer of the Parent and the Buyer to that effect.

(c) Resolutions. The Seller and the Shareholder shall have received certified copies of: (i) resolutions of the Board of Directors of each of the Parent and the Buyer authorizing the transactions contemplated by this Agreement; (ii) the Certificate of Incorporation and By-Laws of each of the Parent and the Buyer; and (iii) an incumbency certificate setting forth the officers of the Parent and the Buyer authorized to execute and deliver all agreements and documents to be executed and delivered at the Closing.

(d) Assignment and Assumption Agreement. The Buyer shall have executed and delivered to the Seller an instrument assuming the Assumed Liabilities (the “Assignment and Assumption Agreement”).

(e) Escrow Agreement. Buyer, Seller and the Escrow Agent shall have executed the Escrow Agreement substantially in the form attached as Schedule 1.4(a).

4.2 The Buyer’s Conditions to Closing. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Seller and the Shareholders set forth in Section 2.1 shall be true and correct in all material respects (except that representations and warranties which are qualified by materiality shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though those representations and warranties had been made at and as of that time and the Buyer shall have received at the Closing a certificate to that effect signed by a duly authorized officer of the Seller and of the Shareholder. The covenants contained in Article III shall have been performed or complied with, as the case may be, and the Buyer shall have received at the Closing a certificate to that effect signed by a duly authorized officer of the Seller and of the Shareholder.

(b) No Litigation. There shall not have been instituted or, to Seller’s Knowledge, threatened against the Shareholder or the Seller any action or proceeding to restrict or prohibit consummation of the transactions contemplated by this Agreement and the Buyer shall have received at the Closing a certificate to that effect signed by a duly authorized officer of the Seller and the Shareholder.

(c) Consents, Approvals, Licenses and Permits. Any and all consents listed on Schedule 4.2(c) shall have been duly executed by the Person required to provide such consents and shall have been delivered to the Buyer and Buyer shall have obtained all approvals, certificates, Licenses and Permits listed on Schedule 4.2(c).

(d) Resolutions. The Buyer shall have received certified copies of: (i) resolutions of the Board of Directors, and shareholders if necessary, of the Seller and the Shareholder; (ii) the Articles of Incorporation and By-Laws of the Seller and the Shareholder; and (iii) an incumbency certificate setting forth the officers of the Seller and the Shareholder authorized to execute and deliver all agreements and documents to be executed and delivered at the Closing.

(e) Material Adverse Effect. Since the date of this Agreement through the Closing, there shall have not been any change, event or condition of any character (whether or not covered by insurance) which has had or would reasonably be expected to have Material Adverse Effect and the Buyer shall have received at the Closing a certificate to that effect signed by a duly authorized officer of the Seller and of the Shareholder.

(f) Employment Agreements. The Employment Agreements attached hereto as Schedule 4.2(f)) (the “Employment Agreements”) by and between Seller and each of Sam Nasiri and Tom Meyers shall have been assigned to Buyer.

(g) CFIUS Approval. The Buyer shall have obtained written confirmation from CFIUS of the successful completion of the review process under Exon-Florio with respect to the transactions.

(h) Release of Liens. The Seller and the Shareholder shall have taken all actions necessary to ensure that all Liens on the Assets have been removed at or prior to the Closing.

(i) Assignment of Intellectual Property. The Seller and the Shareholder shall deliver all documents necessary, in the Buyer’s reasonable judgment and discretion, to transfer all of the Intellectual Property.

(j) Name Change. The Seller shall have adopted an amendment to its charter changing the Seller’s name so that it does not include the words Global Microwave Systems and shall have executed and delivered to the Buyer a certificate of amendment to the Seller’s charter in a form that is appropriate for filing with the California Secretary of State.

(k) Conveyances. The Seller shall have duly executed and delivered to the Buyer instruments as required under this Agreement and reasonably satisfactory in form and substance to the Buyer and its counsel, including a Bill of Sale conveying good and marketable title to all of the Assets.

(l) Product Liability Insurance. The Seller shall have obtained at its own expense product liability insurance which shall cover claims which relate to products sold or manufactured on or prior to the Closing and which names Buyer as an additional insured.

(m) DSS Approval. Approval of DSS to operate the Business pursuant to the Parent’s SSA shall have been obtained.

(n) Assignment of Non-Compete. Seller and the Shareholder shall have assigned their rights under the non-competition provisions of the Stock Purchase Agreement to Buyer.

(o) FIRPTA Certificate. Seller and the Shareholder shall, prior to the Closing Date, provide Buyer with properly executed FIRPTA certificates in the form set forth in Treasury Regulations that indicate that neither the Seller nor the Shareholders is subject to withholding under Code Section 1445.

(p) Sam Nasiri Waiver. Buyer and Parent shall have received a waiver from Sam Nasiri in the form attached hereto as Schedule 4.2(p).

(q) Escrow Agreement. Buyer, Seller and Escrow Agent shall have executed the Escrow Agreement substantially in the form attached as Schedule 1.4(a).

(r) Payoff of Security Interest. Buyer shall have received proof, satisfactory to it in its reasonable judgment, that the security interest in all of Seller’s assets granted to Portside Growth & Opportunity Fund has been released.

(s) Best Efforts to Satisfy Conditions. The Parties will use their best efforts to promptly secure the satisfaction of the conditions to the Closing.

4.3 Waiver of Conditions. The Seller, the Shareholder and the Buyer may, at their respective options, waive any conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

4.4 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Parties;

(b) by the Buyer if there has been a material violation or breach by the Seller or the Shareholder of any of their covenants, agreements, representations or warranties contained in this Agreement which has not been waived by the Buyer in writing or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of the Buyer hereunder impossible (which has not arisen as a result of a breach by the Buyer of any of its obligations hereunder) and such condition has not been waived by the Buyer in writing;

(c) by the Seller or the Shareholder if there has been a material violation or breach by the Buyer or Parent of any of their covenants, agreements, representations or warranties contained in this Agreement which has not been waived by the Seller or the Shareholder in writing or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of the Seller or the Shareholder hereunder impossible (which has not arisen as a result of a breach by the Seller or the Shareholder of their obligations hereunder) and such condition has not been waived by the Seller or the Shareholder in writing;

(d) by the Buyer if it determines in good faith that there has been a Material Adverse Effect; or

(e) by any Party if the Closing shall not have occurred on or before August 31, 2008 unless such failure to consummate the transactions contemplated hereby has arisen as a result of a breach by such Party of its obligations hereunder.

4.5 Procedure Upon Termination. In the event of termination by the Buyer or the Seller or the Shareholder pursuant to Section 4.4, written notice thereof shall forthwith be given to the other Parties and the obligation of the Parties to consummate the transactions contemplated by this Agreement shall be terminated without further action by the Parties. If consummation of the transactions contemplated by this Agreement is terminated as provided herein:

(a) Each Party, if requested, shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

(b) All confidential information received by any Party with respect to the business of any other Party shall not be used or disclosed to another Person to the detriment of any other Party consistent with the provisions of Section 9.12; and

(c) No Party and none of its directors, officers, stockholders, partners, affiliates or controlling Persons shall have any liability or further obligation to any other Party, except with respect to any breaches occurring prior to the date of such termination.

ARTICLE V

CLOSING

5.1 The Buyer’s Closing Deliveries. The following items shall be delivered to the Seller and the Shareholder at the Closing:

(a) Closing Payment. The Closing Payment.

(b) Documents and Certificates. The certificates required by Section 4.1(a) and Section 4.1(b).

(c) Miscellaneous. All documents and agreements or certificates requested to be executed or delivered by the Buyer pursuant to Article III or Section 4.1.

5.2 The Seller’s and Shareholder’s Closing Deliveries. The following items shall be delivered to the Buyer at the Closing:

(a) Documents and Certificates. The certificates required by Section 4.2(a) and Section 4.2(b).

(b) Miscellaneous. All documents, agreements or certificates requested to be executed or delivered by the Shareholder, the Seller or the Subsidiaries pursuant to Article III or Section 4.2.

(c) Employment Agreements. The Employment Agreements.

(d) Transfer of Assets. All of the Assets shall be transferred to the Buyer at the Closing. The Seller shall deliver to the Buyer: (i) all documents necessary in the reasonable judgment of the Buyer to transfer title to the Assets to the Buyer; (ii) a duly executed and acknowledged assignment with respect to the interests of the Seller in the Leases; and (iii) such other documents as the Buyer reasonably requests to effect Closing and transfer of title to the Assets.

(e) Product Liability Insurance. The Seller shall deliver written confirmation to the Buyer that it has obtained the insurance policy set forth in Section 4.2(l) of this Agreement.

(f) Possession. At the Closing, the Seller shall deliver to the Buyer exclusive possession and occupancy of the Leased Real Property and exclusive possession of all other Assets.

ARTICLE VI

ACTIONS AFTER THE CLOSING

6.1 Cooperation. Subject to the confidentiality obligations arising under Section 7.1, for a period of five (5) years from and after the Closing Date, each Party will furnish or cause to be furnished to the other Parties, and their counsel and accountants, upon reasonable request during normal business hours, after prior written notice of a number of days reasonable under the circumstances, such information and assistance relating to the Seller or the Business (including the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to: (a) facilitate the preparation for or the prosecution, defense or disposition of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other than one by or on behalf of one of the Parties against any of the other Parties); (b) prepare and file any tax return or election relating to the Seller and any audit by any taxing authority of any returns relating to the Seller; and (c) prepare and file any other documents required by governmental or regulatory bodies. The Party requesting such information and assistance shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by such Party in providing such information and assistance.

6.2 Record Retention. The Buyer shall preserve and keep the books and records of the Seller that the Buyer obtains pursuant to the transactions contemplated hereby, and the Seller and the Shareholder shall preserve and keep any such books and records they may retain with respect to the business of the Seller, for a period of five (5) years from and after the Closing Date or for any longer period: (a) as may be required by any federal, state, local or other governmental body or agency or any contract or agreement; (b) as may be reasonably necessary in respect of the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation that is then pending or threatened; or (c) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to taxes. Such records shall be made available to the Seller and the Shareholder or the Buyer, as the case may be, in accordance with Section 6.1. If any Party wishes to destroy any records referred to herein after that time, it shall first give forty-five (45) days’ prior written notice to the other Parties, and the other Parties shall have the option, upon written notice given to the Party providing the initial notice within such forty-five (45)-day period to take possession of such records within thirty (30) days after the date of its notice requesting the same.

6.3 Further Assurances. Each Party shall cooperate with the others and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be requested by the another Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

6.4 Expenses. The Buyer, the Seller and the Shareholder shall each bear their respective fees, commissions and other expenses incurred by them in connection with the negotiation and preparation of this Agreement and in preparing to consummate the transactions contemplated hereby, including the fees and expenses of their respective counsel, accountants and consultants. The Seller and the Shareholder shall be jointly and severally responsible for the payment of all Taxes (including any state sales taxes and any real property or personal property transfer and use taxes), relating to the transfer of the Assets from the Seller to the Buyer pursuant to this Agreement.

6.5 Transition Services. Seller or the Shareholder shall perform or cause their Affiliates to perform the services set forth on Schedule 6.5 (the “Services") at the cost set forth on Schedule 6.5. The Services shall be provided for One Hundred and Twenty (120) days after the Closing. Seller and the Shareholder shall and shall cause their Affiliates to use their best efforts to provide the Services in a manner which is consistent with past practice as such Services were provided to the Business prior to the Closing Date. Seller and the Shareholder shall and shall cause their Affiliates to perform the Services using substantially the same level of care and diligence they use in performing similar tasks in their own businesses.

6.6 Guarantee. From and after the date of this Agreement, Parent hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment of all amounts required to be paid by Buyer under this Agreement when the same shall become due and payable, according to the terms hereof. This guarantee shall be a continuing guarantee and shall remain in full force and effect until, and Parent’s liability under this guarantee shall terminate upon, payment in full of all such amounts by Buyer. Parent hereby expressly waives all (i) presentment, (ii) demands for payment or performance, (iii) diligence, (iv) demands of protest, dishonor, or reliance thereon, and (v) protests of non-payment. Parent acknowledges that its obligations under this Section 6.6 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combinations of Buyer.

ARTICLE VII

NON-COMPETITION AGREEMENT

7.1 Non-Competition.

(a) The Parties recognize that the value of the Business being purchased by the Buyer is dependent upon the particular method in which the Seller and the Shareholder have conducted the Business and the contacts of the Seller with its customers and that the Buyer is entering into this Agreement with a view toward that value. Accordingly, neither the Shareholder nor the Seller shall, for a period of five (5) years from and after the Closing Date, directly or indirectly:

(i) Have any interest (financial or otherwise) in, or accept employment from, or serve in any capacity (such as owner, investor, principal, agent, consultant, partner or otherwise) with, any Person (other than the Buyer) which is engaged in the Business as conducted by the Seller at any time prior to the Closing any place in the world; provided, however, that Shareholder may continue to operate News/Sports Microwave Rentals, Inc. (“NSMR”) in the manner that such company is operated on the Closing Date, but may not expand the business of NSMR in a manner that would violate the provisions of this Section 7.1.

(ii) Sell to or solicit purchases of products of the Business which are sold by the Buyer to customers who were customers of the Seller at the time of the Closing or since December 31, 2003.

(iii) Initiate any contact with any employee of the Buyer for the purpose of hiring that employee in any capacity.

(b) The Seller and the Shareholder acknowledge that the identity of the customers of the Seller, the engineering drawings and know-how of the Seller and the pricing policies, sales and marketing strategies, employee training practices and other operating practices and information of the Seller are confidential and valuable proprietary information of the Seller. The Seller and the Shareholder will not disclose the identity of the customers, the engineering drawings and know-how of the Seller or the sales policies, strategies and employee training and operating practices of the Seller to any Person unless permitted in writing to do so by the Buyer. The Seller and the Shareholder will transfer to the Buyer at the Closing, and will not retain, any copies, documents, manuals, summaries, memos, notes, computer programs, disks or database information in any form containing any of the above described customer identities, engineering drawings or know-how, policies, strategies or employee training or operating practices and information.

(c) The Seller and the Shareholder recognize that their failure to comply with the provisions of this Section 7.1 shall cause irreparable harm to the Buyer and that money damages alone would be insufficient to compensate the Buyer. The Seller and the Shareholder therefore agree that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against either or both of the Shareholder and the Seller in the event of any actual or threatened breach of any of the provisions of this Section 7.1. Any such relief shall not preclude the Buyer from seeking any other relief at law or equity with respect to any such claim.

(d) If any provision of this Section 7.1 is deemed to be in violation of any law or unenforceable for any reason, the remainder of this Section 7.1 shall remain in full force and effect and shall continue to be binding upon the Seller and the Shareholder, and the court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the Parties as expressed herein and the reasonable business needs and expectations of the Buyer in purchasing the Assets.

(e) The covenants of the Seller and the Shareholder in this Section 7.1 are not intended to supersede any covenant in any other agreement that they may enter into with the Buyer. The covenants in this Section 7.1 are given by the Seller and the Shareholder in partial consideration for the purchase of the Assets, and the covenants in this Section 7.1 shall be cumulative with any covenants given pursuant to any other agreement that the Seller and the Shareholder may enter into with the Buyer.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement shall survive the Closing until March 31, 2010, on which date they shall automatically terminate and be of no further force or effect; provided, however, that outstanding claims pursuant to the representations and warranties of one of the Parties shall not be affected by such termination; and provided further, however, that the representations and warranties contained in Section 2.1(l) (Environmental Matters), Section 2.1(f) (Taxes) and Section 2.1(w) (Title to Assets) shall survive the Closing without any limitation as to time. Unless otherwise specifically set forth herein, all of the covenants contained in this Agreement to be performed or complied with at or after the Closing shall survive the Closing without any limitation as to time. Notwithstanding anything in this Agreement to the contrary, no claim for indemnification or otherwise with respect to the breach of any representation or warranty or failure to perform or comply with any covenant contained in this Agreement may be brought, and no litigation with respect thereto commenced, and the Party making such representation, warranty or covenant shall have no obligation with respect thereto, unless written notice thereof shall have been delivered to the Party against whom a claim for indemnification is sought to be made on or before the expiration of the survival period with respect to such representation, warranty or covenant.

8.2 Indemnification by the Seller and the Shareholder. Subject to Section 8.1 and Section 8.6, the Seller and the Shareholder shall, jointly and severally, indemnify and hold harmless the Buyer, the Parent and their representatives, stockholders, controlling Persons and Affiliates from any and all Liabilities, losses, claims, damages, incidental, consequential, punitive, exemplary and other similar damages, diminution in value, costs and expenses (including reasonable attorneys’, consultants’ and accountants’ fees and other expenses and costs of litigation) paid by the Buyer or which the Buyer is obligated to pay, whether or not involving a third party claim (collectively, “Losses”), arising out of or resulting directly or indirectly from or in connection with:

(a) Any breach or inaccuracy of any representation or warranty of the Seller or the Shareholder contained in this Agreement, the Schedules or Exhibits attached hereto or any agreements, documents or certificates delivered by the Seller or the Shareholder pursuant to this Agreement (it being agreed that any materiality or Material Adverse Effect qualification in a representation or warranty shall be disregarded in determining whether any such representation or warranty has been breached and in determining the amount of Losses resulting from such breach);

(b) Any breach or violation of any covenant, obligation or agreement of the Seller or the Shareholder contained in this Agreement, the Schedules or Exhibits attached hereto or any agreements, documents or certificates delivered by the Seller or the Shareholder pursuant to this Agreement;

(c) Any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Seller or the Shareholder (or any Person acting on their behalf) in connection with the transactions contemplated by this Agreement;

(d) Any Liability under the WARN Act or any similar state or local law or rule caused by any action of the Seller or the Shareholder prior to the Closing;

(e) Any Liability arising prior to, on or after the Closing resulting from Seller’s or the Shareholder’s violation of the Communications Act, the rules and policies of the FCC, or any other Law, including but not limited to any liability arising from: (i) Seller’s or the Shareholder’s failure to obtain FCC Equipment Authorizations for any of Seller’s products (in existence prior to the Closing) which require FCC Equipment Authorizations under the Communications Act and the rules and policies of the FCC; (ii) Seller’s or the Shareholder’s failure to obtain any other FCC license, permit, authorization or approval required under the Communications Act and the rules and policies of the FCC; (iii) Seller’s or the Shareholder’s use or operation of any equipment or facilities authorized under any FCC license, permit, authorization or approval in a manner which is not in accordance with Law, including the Communications Act and the rules and policies of the FCC (including but not limited to any violation of the Communications Act or the FCC’s rules or policies related to Seller’s operation of the facilities authorized under Local Television Transmission Service Station KA86394); or (iv) to the extent not covered by (i)-(iii), any violations by Seller or the Shareholder of the Communications Act or the rules and policies of the FCC; and

(f) The Excluded Liabilities.

8.3 Indemnification by the Buyer. Subject to Section 8.1 and 8.6, the Buyer and Parent shall jointly and severally indemnify and hold harmless the Seller, the Shareholder and their representatives, stockholders, controlling Persons and their Affiliates from any and all Losses arising out of or resulting directly or indirectly from:

(a) Any breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement, the Schedules or Exhibits attached hereto or any agreements, documents or certificates delivered by the Buyer pursuant to this Agreement (it being agreed that any materiality or Material Adverse Effect qualification in a representation or warranty shall be disregarded in determining whether any such representation or warranty has been breached and in determining the amount of Losses resulting from such breach;

(b) Any breach or violation of any covenant, obligation or agreement of the Buyer contained in this Agreement, the Schedules or Exhibits attached hereto or any agreements, documents or certificates delivered by the Buyer pursuant to this Agreement;

(c) Any Assumed Liabilities including but not limited to any Liability arising out of the operation of the business of the Buyer from and after the Closing Date;

(d) Any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Buyer (or any Person acting on its behalf) in connection with the transactions contemplated by this Agreement;

(e) Any product liability claims with respect to any products manufactured and sold by the Buyer from and after the Closing Date;

(f) Any product warranty claims with respect to any products manufactured sold and shipped by the Buyer from and after the Closing Date; and

(g) Any Liability under the WARN Act or any similar state or local law or rule caused by any action of the Buyer or the Parent after the Closing.

8.4 Effect of Investigation. The right to indemnification, reimbursement or other remedy based on the representations, warranties, covenants and obligations contained in this Agreement shall not be affected by any investigation (including any tax or environmental investigation or assessment) conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

8.5 Claims.

(a) Any Party seeking indemnification hereunder (the “Indemnified Party”) shall give the Party from whom indemnification is requested (the “Indemnifying Party”) written notice as soon as reasonably quantifiable after the Indemnified Party has received notice or knowledge of the matter that has given or is reasonably likely to give rise to a right of indemnification under this Agreement. Such notice shall state the estimated amount of any Losses, if known, and the method of computation thereof, all with reasonable particularity, and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed. The failure of the Indemnified Party to notify the Indemnifying Party in a timely manner of the matter in respect of which a right of indemnification hereunder is requested shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b) With respect to any Losses arising from any third party claim (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice as soon as reasonably quantifiable after receiving notice of any Third Party Claim. The failure of the Indemnified Party to notify the Indemnifying Party in a timely manner of such Third Party Claim in respect of which a right of indemnification hereunder is requested shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense of such Third Party Claim through counsel of its choice and at the expense of the Indemnifying Party. Throughout the defense of such Third Party Claim, the Indemnifying Party shall consult with the Indemnified Party, keep the Indemnified Party reasonably informed of the progress and strategy in respect of such Third Party Claim and use commercially reasonable efforts to take the Indemnified Party’s input with respect to the progress and strategy in respect of such Third Party Claim into account. The Indemnifying Party shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim (except any which requires only the payment of money by the Indemnifying Party) without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified Party shall have the right to control the defense of all Third Party Claims for Product Warranty Claims or breach of contract claims under customer contracts brought by customers of Buyer or by customers of the Business at any time prior to or after the Closing (“Customer Claims”) through counsel of its choice and at the expense of the Indemnifying Party. Throughout the defense of such Customer Claim, the Indemnified Party shall consult with the Indemnifying Party, keep the Indemnifying Party reasonably informed of the progress and strategy in respect of such Customer Claim and use commercially reasonable efforts to take the Indemnifying Party’s input with respect to the progress and strategy in respect of such Customer Claim into account.

8.6 Limitations on Indemnification.

(a) Indemnification Threshold. Notwithstanding anything contained in Section 8.2 or Section 8.3 to the contrary, no Party hereto shall be required to indemnify and hold harmless any other Party with respect to any Losses arising out of or resulting directly or indirectly from any of the events or conditions identified in Section 8.2(a) or 8.3(a), unless and until the aggregate amount of such Losses suffered or incurred by the Indemnified Party exceeds Two Hundred Thousand and No/100 Dollars ($200,000) (the “Indemnification Threshhold”), at which point the Indemnifying Party shall indemnify and hold harmless the Indemnified Party for all Losses suffered or incurred by the Indemnified Party, provided that no Indemnifying Party shall be required to indemnify or hold harmless an Indemnified Party for any Losses suffered or incurred by an Indemnified Party in excess of the Indemnification Cap except as provided in Section 8.6(d) hereof.

(b) Calculation of Losses. Losses shall be calculated, as applicable, in accordance with U.S. GAAP consistently applied.

(c) Indemnification Cap. Except as set forth in Section 8.6(d) below, notwithstanding anything contained in Section 8.2 or 8.3 to the contrary, the maximum amount of Losses suffered or incurred by an Indemnified Party in respect of which an Indemnifying Party shall be required to indemnify and hold harmless an Indemnified Party under this Article VIII shall be $5,200,000 (the “Indemnification Cap").

(d) Indemnification Threshold and Indemnification Cap Not Applicable to Certain Matters. Notwithstanding the foregoing provisions of Sections 8.6(a) and 8.6(c), neither the Indemnification Threshold nor the Indemnification Cap shall apply with respect to any Losses arising out of or resulting directly or indirectly from: (i) the breach or inaccuracy of any representation or warranty of Seller and the Shareholder contained in Section 2.1(f) (Taxes); (ii) the breach or inaccuracy of any representation or warranty of Seller and the Shareholder contained in Section 2.1(l) (Environmental Matters); (iii) the breach or inaccuracy of any representation or warranty of Seller and the Shareholder contained in Section 2.1(w)(Title to Assets) or (iv) any claim by Buyer or Seller, as applicable, for indemnification under Sections 8.2(b), 8.2(c), 8.2(d), 8.2(e), 8.2(f), 8.3(b), 8.3(c), 8.3(d), 8.3(e), 8.3(f) and 8.3(g).

(e) Product Warranty Claims. Notwithstanding any other provision of this Agreement, Seller and the Shareholder shall be required to indemnify and hold harmless Buyer and Parent with respect to Product Warranty Claims, but only to the extent the aggregate amount of Losses suffered or incurred by Buyer with respect to Product Warranty Claims exceeds $40,000.

(f) Tax Effect and Insurance. Amounts required to be paid to and Indemnified Party for Losses pursuant to Section 8.2 or Section 8.3 as applicable shall be reduced by the tax benefit actually realized by the Indemnified Party and shall be net of any insurance proceeds actually recovered by the Indemnified Party for such Losses. Notwithstanding the foregoing, an Indemnified party shall have no obligation to make an insurance claim for any Losses.

8.7 Limited Remedies. If the Closing occurs, except for remedies based upon fraud and except for equitable remedies, the remedies provided in this Article VIII constitute the sole and exclusive remedies for recovery based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty contained herein or in any certificate, Schedule or Exhibit furnished in connection herewith or based upon the failure to perform any covenant, agreement or undertaking required by the terms hereof.

ARTICLE IX

MISCELLANEOUS

9.1 Execution in Counterparts and by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become a binding agreement when one or more counterparts have been signed by and delivered to each Party. Any Party may execute this Agreement by facsimile signature and the other Parties will be entitled to rely on such facsimile signature as evidence that this Agreement has been executed by such Party.

9.2 Notices. All notices, consents, demands, requests, waivers, appeals and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when received by facsimile or similar device, if subsequently confirmed by a writing sent within twenty-four (24) hours after the giving of such notice; (b) upon receipt if delivered personally; or (c) on the date of receipt, if sent by FedEx or other international overnight delivery service; and, in any case, addressed as follows:

If to the Seller or the Shareholder:

The Allied Defense Group, Inc.

8000 Towers Crescent Drive

Suite 260

Vienna, Virginia 22182

Attn: Wayne Hosking

Telephone No.: (800) 847-5432

Facsimile No.: (703) 847-5334

with a copy via same means to:

Baxter, Baker, Sidle, Conn & Jones, P.A.

120 E. Baltimore Street

Suite 2100

Baltimore, Maryland 21202

Attn.: James E. Baker, Jr., Esq.

Telephone No.: (410) 385-8122

Facsimile No.: (410) 230-3801

If to the Buyer:

GMS Cobham Inc.

c/o DTC Communications, Inc.

486 Amherst Street

Nashua, New Hampshire 03063

Telephone No.: (603) 546-2103

Facsimile No.: (603) 546-6965

and:

DTC Communications, Inc.

486 Amherst Street
Nashua, New Hampshire 03063

Telephone No.: (603) 546-2103

Facsimile No.: (603) 546-6965

with a copy via same means to:

Jaeckle Fleischmann & Mugel, LLP
12 Fountain Plaza, Suite 800
Buffalo, New York	14202
Attn.:	Joseph P. Kubarek, Esq.
Kristen M. Birmingham, Esq.

Telephone No.: (716) 856-0600

Facsimile No.: (716) 856-0432

Each Party shall give prompt written notice to the other Parties of any change of address. No change in any of such addresses shall be effective insofar as such notices, consents, demands, requests, waivers, appeals and other communications are concerned, unless notice of such change shall have been given to the other Parties as provided in this Section 9.2.

9.3 Severability. The terms and provisions of this Agreement shall be deemed to be severable and, if any provision hereof shall be held invalid or unenforceable by a court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the Parties shall use all reasonable efforts to amend this Agreement in order to effect the Parties’ original intent with respect to such provision, to the extent practicable.

9.4 Titles and Headings. The titles and headings to the Articles and Sections contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.5 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the executors, guardians, administrators, heirs, legatees, successors and assigns of the Parties; provided, however, that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties, except to the extent otherwise expressly contemplated under the terms of this Agreement. Any assignment in contravention of this Section 9.5 shall be null and void. No Person not a Party shall derive any rights hereunder or be construed to be a third party beneficiary hereof. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties hereto and their respective successors, assigns, executors and legal representatives.

9.6 Incorporation of Schedules. The Schedules and Exhibits attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full.

9.7 Entire Agreement; Waivers and Amendments. This Agreement and the Schedules and Exhibits set forth the entire agreement among the Parties with respect to the purchase and sale of the Assets and any related transactions, and no representations or warranties have been made in connection with this Agreement or the subject matter hereof other than those expressly set forth herein or in the Schedules, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, communications, representations, agreements and understandings, whether oral or written, relating to the subject matter of this Agreement. The Seller and the Shareholder, on the one hand, and the Parent and the Buyer, on the other hand, may by written notice to the other: (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any other obligations of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to their or its own obligations under this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.

9.8 Announcements. No press releases, announcements, or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made to the press, employees, customers, suppliers or any other Person without the prior written approval of the Buyer, except for any public disclosure which the Seller or the Shareholder in good faith and on advice of their counsel believe is required by law, the rules and regulations of the Securities and Exchange Commission or the rules and regulations of any stock exchange. Buyer shall be entitled to make press releases, announcements or other disclosures related to this Agreement or the transactions contemplated herein without consultation with the Seller or the Shareholder.

9.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state without regard to its conflicts of laws provisions. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York located in the County of New York, and of the United States for the Southern District of New York for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties hereby irrevocably and unconditionally acknowledges that service of any process, summons, notice or document by United States registered mail to the respective addresses set forth herein shall be effective service of process for any litigation brought against a Party in any such court. Any legal action relating to this Agreement shall be brought in the courts of the State of New York located in the County of New York, and of the United States for the Southern District of New York and the Parties irrevocably and unconditionally waive and will not plead or claim in any such court that venue is improper or that such litigation has been brought in an inconvenient forum.

9.11 Interpretation. All definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. As used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” As used in this Agreement, the terms “herein,” “hereof” and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections,” “Articles,” “clauses,” “Schedules” or “Exhibits” shall, unless otherwise specified, refer to Sections, Articles, clauses, Schedules or Exhibits, respectively, of this Agreement; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

9.12 Confidentiality. If the transactions contemplated by this Agreement are not consummated, the Parties shall keep confidential all information obtained by them from any other Party, except such information which:

(a) Prior to February 13, 2008 was already in the possession of such Party or, with respect to the Buyer, is independently developed after such date by the Buyer without direct or indirect access to the confidential information;

(b) Is generally available to the public, other than as a result of improper disclosure by such Party; or

(c) Is made available to such Party on a non-confidential basis from a source other than another Party.

The Buyer acknowledges that such information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 9.12, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with required governmental or other applicable filings relating to the transactions contemplated hereby, provided that, in such case, unless the Seller and Shareholder otherwise agree, the Buyer will, if possible, request confidentiality in respect of such governmental or other filings.

9.13 Set-Off. Upon notice to the Seller and the Shareholder, Buyer may set off any amount that it may be required to pay to the Seller or the Shareholder pursuant to this Agreement against amounts owed to Buyer or Parent by Seller or Shareholder. The exercise of such right of set-off by the Buyer in good faith shall not constitute a default under this Agreement.

9.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15 Risk of Loss. All risk of loss prior to the Closing with respect to the Assets shall be borne by the Seller and thereafter shall be borne by the Buyer.

9.16 Definitions.

“Accounts Receivable” shall have the meaning set forth in Section 2.1(m).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition Statement” shall have the meaning set forth in Section 1.6.

“Assets” shall have the meaning set forth in Section 1.3.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 4.1(d).

“Assumed Liabilities” shall have the meaning set forth in Section 1.7.

“Business” shall have the meaning set forth in the Recitals of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” shall have the meaning set forth in the Preamble of this Agreement.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“Closing” shall have the meaning set forth in Section 1.1.

“Closing Date” shall have the meaning set forth in Section 1.1.

“Closing Payment” shall have the meaning set forth in Section 1.4(c).

“Code” shall have the meaning set forth in Section 1.6.

“Communications Act” shall mean The Communications Act of 1934, as amended, 47 U.S.C. Section 151 et seq.

“Contracts” shall have the meaning set forth in Section 1.3(d).

“Customer Claims” shall have the meaning set forth in Section 8.5(b).

“DSS” means the Defense Security Service of the United States Department of Defense.

“Employment Agreements” shall have the meaning set forth in Section 4.2(g).

“Employee Benefit Plan” or “Employee Benefit Plans” shall have the meaning set forth in Section 2.1(q)(i).

“Environmental Laws” shall have the meaning set forth in Section 2.1(l)(i).

“Environmental Permit” or “Environmental Permits” shall have the meaning set forth in Section 2.1(l)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 2.1(r).

“Escrow Agent” shall have the meaning set forth in Section 1.4(a).

“Escrow Agreement” shall have the meaning set forth in Section 1.4(a).

“Excluded Liabilities” shall have the meaning set forth in Section 1.9.

“Exon-Florio” shall have the meaning set forth in Section 3.10.

“FCC” shall mean the Federal Communications Commission and all of its bureaus and offices.

“FCC Equipment Authorization” shall mean authorization, pursuant to the Communications Act and the rules and policies of the FCC, which confirms compliance of radio frequency equipment with the technical requirements of the Communications Act and the rules and policies of the FCC, in accordance with the procedures of certification, Declaration of Conformity, or verification.

“Final Order” shall have the meaning set forth in Section 3.4(h).

“Final Working Capital Amount” shall have the meaning set forth in Section 1.10(a).

“Financial Statements” shall have the meaning set forth in Section 2.1(c).

“Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Government Contract” shall mean any Contract to or by which (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity (in its capacity as such) or (c) any subcontractor with respect to any Contract described in clauses (a) or (b) is a party or is bound.

“Governmental Entity” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substances” shall have the meaning set forth in Section 2.1(l)(i).

“Indemnification Cap” shall have the meaning set forth in Section 8.6(c).

“Indemnification Threshhold” shall have the meaning set forth in Section 8.6(a).

“Indemnified Party” shall have the meaning set forth in Section 8.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.5(a).

“Insurance Claims and Rights” shall have the meaning set forth in Section 1.3(j).

“Intellectual Property” shall have the meaning set forth in Section 1.3(b).

“Interest Period” shall have the meaning set forth in Section 1.10(c).

“Inventory” shall have the meaning set forth in Section 1.3(c).

“Joint Notice” shall have the meaning set forth in Section 3.10.

“Law” or “Laws” shall mean all federal, state, local, municipal or foreign laws, statutes, ordinances, directives, decisions, by-laws, regulations, and orders, and all other governmental or administrative laws, statutes, ordinances, directives, decisions, by-laws, regulations and orders.

“Lease” shall have the meaning set forth in Section 2.1(aa).

“Leased Real Property” shall have the meaning set forth in Section 1.3(h).

“Liability” or “Liabilities” shall mean any direct or indirect liability, indebtedness, cost, expense, fine, penalty, obligation, guarantee or endorsement (other than endorsements of notes, bills and checks presented to banks for collection or deposits in the ordinary course of business), whether known or unknown, accrued or unaccrued, absolute or contingent, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the Financial Statements.

“LIBOR” means the London Interbank Offered Rate.

“License” or “Licenses” shall have the meaning set forth in Section 1.3(f).

“Liens” shall mean any lien, security interest, mortgage, encumbrance or charge of any kind.

“Losses” shall have the meaning set forth in Section 8.2.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties, assets, liabilities, profits or condition (financial or otherwise) of the Seller as a result of the occurrence or existence of any single event or condition or any series of events or conditions in the aggregate, other than any such effect resulting from changes in the state of the economy in general or from changes in federal or state legislation.

“Material Contract or Material Contracts” shall have the meaning set forth in Section 2.1(p).

“NISPOM” means the National Industrial Security Program Operating Manual.

“NSMR” shall have the meaning set forth in Section 7.1(a)(i).

“Parent” shall have the meaning set forth in the Preamble of this Agreement.

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Pension Plan” shall have the meaning set forth in Section 2.1(q)(i).

“Permitted Liens” shall mean: (i) liens, security interests and other charges and encumbrances incurred in the ordinary operation of the business of the Seller and which would not reasonably be expected to have a Material Adverse Effect; (ii) liens for Taxes and assessments not yet payable; and (iii) liens described in the Guaranty, Pledge Agreement and Security Agreement for the benefit of Portside Growth & Opportunity Fund (June 2007) to be released as of Closing.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Product Warranty Claims” shall mean claims made with respect to the contractual warranties extended by Seller relating to products sold by Seller prior to the Closing.

“Proposed Final Working Capital Amount” shall have the meaning set forth in Section 1.10(a).

“Purchase Price” shall have the meaning set forth in Section 1.4.

“Regulations” shall have the meaning set forth in Section 3.10.

“Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Seller’s Facilities” shall mean the real property located at 1916 Palomar Oaks Way, Suite 100, Carlsbad, California.

“Services” shall have the meaning set forth in Section 6.5.

“Shareholder” shall have the meaning set forth in the Preamble of this Agreement.

“Stock Purchase Agreement” shall have the meaning set forth in Section 1.3(k).

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“SSA” means Special Security Agreement.

“Tangible Assets” shall have the meaning set forth in Section 1.3(a).

“Tax” or “Taxes” shall mean all taxes, levies, assessments, charges or fees of any kind or character, including federal, state, local and foreign income, profits, capital gains, franchise, sales, use, service, gross receipts, occupation, personal property, real property, property transfer, lease, capital shares, premium, excise, payroll, withholding, value-added or goods and services taxes and unemployment insurance premiums, pension plan contributions, estimated taxes and other governmental charges imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, additions to tax and penalties thereon and all obligatory remittances of withholdings made on behalf of employees and others.

“Third Party Claim” shall have the meaning set forth in Section 8.5(b).

“To Seller’s Knowledge” or other references herein to the Seller’s knowledge or awareness shall mean: (i) the actual knowledge of Sam Nasiri, Tom Meyers and Ursula Meinhard; (ii) any information contained in the books and records of the Seller or the Shareholder; and (iii) the knowledge that any such person referenced in clause (i), as a prudent business person, would reasonably be expected to have obtained in the conduct of his or her business.

“U.S. GAAP” shall have the meaning set forth in Section 2.1(c).

“WARN ACT” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Welfare Plan” shall have the meaning set forth in Section 2.1(q)(i).

“Work” shall have the meaning set forth in Section 2.1(l)(iv).

“Working Capital Independent Account” shall have the meaning set forth in Section 1.10(a).

“Working Capital of the Seller” shall have the meaning set forth in Section 1.10(a).

(Signature page follows)

861823.12

SHAREHOLDER:
THE ALLIED DEFENSE GROUP, INC.

By:
Name:
Title:

SELLER:
GLOBAL MICROWAVE SYSTEMS, INC.

By:
Name:
Title:

PARENT:
DTC COMMUNICATIONS, INC.

By:
Name: William A. Wescott
Title: Secretary

BUYER:
GMS COBHAM INC.

By:
Name: William A. Wescott
Title: Secretary